EXHIBIT 99.1

                                                                [CDEX INC. LOGO]


Contact:
For CDEX Inc.
Jerry Blair, Vice President Marketing & Sales
301-881-0080 / jblair@cdex-inc.com


                CDEX to Centralize Operations in Tucson, Arizona

ROCKVILLE, MD.,- December 27, 2006- CDEX Inc. (OTCBB: CEXI) announced today that it is implementing its plan to centralize its administrative and corporate functions in Tucson, Arizona. The move is expected to begin in early 2007 and be concluded by the end of the first quarter. The move does not impact the Company's special shareholder meeting scheduled for January 9, 2007. Information regarding the transition will be posted on the Company's web site at www.CDEX-Inc.com.

"This move has been on our planning horizon for a number of years and we are pleased that we are able to implement it now," said Dr. BD Liaw, Chairman of the Board of Directors. "It will improve communications and increase the company's overall operational efficiency and effectiveness. Mr. Jim Griffin, the current President and CEO of CDEX, has indicated to the board that he will not relocate to Tucson as a matter of personal choice for him and his family. Mr. Griffin will step down as President and CEO effective December 28, 2006. The board wishes to express its thanks to Mr. Griffin for his leadership of the company and wishes him and his family the very best in their future endeavors", said Dr. Liaw.

Mr. Tim Shriver will act as the interim President and CEO until such time as a permanent President and CEO is recruited into the company. Mr. Malcolm Philips, past President and CEO, has agreed to become a special advisor in Tucson to the board and Mr. Shriver to assist with the transition and move.


"I was part of and fully support this decision by the board of directors", said Jim Griffin, President and CEO of CDEX Inc. "Consolidating the operations of the company in one location is in the best interests of CDEX. I will assist the Board and company during the upcoming transition period in any way possible."

"The technology upon which this company was founded had its roots in Tucson, Arizona, and I am pleased that we are now able to implement this move," said Tim Shriver, the new President and CEO. "We appreciate the foundation that Jim has laid for us and will be calling upon his help during this transition period."

About CDEX Inc.

CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is devoting its resources to two distinct areas: (i) and quality assurance (e.g., validation of prescription medication and detection of counterfeit or sub-par products for brand protection). ValiMed is one line of CDEX products for the healthcare market; and (ii) identification of substances of concern (e.g., illegal drugs for law enforcement in the homeland security market) CDEX is headquartered in Rockville, Maryland with its research and development laboratory in Tucson, Arizona. For more information, visit www.cdex-inc.com.

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                                                                [CDEX INC. LOGO]

Any statements made in this press release which contain information that is not historical are essentially forward-looking. Many forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks are detailed from time-to-time in filings with the Securities and Exchange Commission. There is no obligation to publicly update any forward-looking statements.

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